Exhibit 21.1

                              List of Subsidiaries*

OLD RIG, Inc., a Delaware corporation

Realty Information Group, L.P., a Delaware limited partnership

Jamison Research Inc., a Georgia domestic profit corporation


* Assumes completion of the Offering and consummation of the RIG Contribution Agreement and the Jamison Contribution Agreement.